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                                  EXHIBIT 23(A)




                       CONSENT OF INDEPENDENT ACCOUNTANTS




We consent to the incorporation by reference in this registration statement on Form S-4 of our report dated February 20, 1997, on our audits of the consolidated financial statements of The Colonial bancGroup, Inc., as of December 31, 1996 and 1995 and for each of the three in the period ended December 31, 1996 and our report dated February 20, 1997, except Notes 1 and 2 as to which the date is June 20, 1997, on our audits of the supplemental consolidated financial statements of The Colonial BancGroup, Inc., as of December 31, 1996 and 1995, and for each of the three years in the period ended December 31, 1996. We also consent to the reference to our firm under the caption "experts".


/s/ Coopers & Lybrand L.L.P.

Montgomery, Alabama
July 25, 1997






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